                                                                     Exhibit 8.1
                    [LINDQUIST & VENNUM P.L.L.P. LETTERHEAD]
                                 4200 IDS Center
                               80 South 8th Street
                              Minneapolis, MN 55402

                                October 30, 2002

Illinois River Energy, LLC
1201 South Seventh Street, Suite 110
Rochelle, IL 61068

         RE:      Illinois River Energy, LLC

Ladies and Gentlemen:

We have acted as legal counsel to Illinois River Energy, LLC, a Delaware limited liability company (the "Company"), in connection with its offering of Class A and Class B Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form SB-2 dated July 23, 2002, as amended, relating to that offering (the "Registration Statement").

You have requested our opinion as to the federal income tax consequences of owning the Class A and Class B Units of the Company that are described in the Registration Statement. We are assuming that the offering will be completed, that events will occur, and that the operations of the limited liability company will be conducted in the manner described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render the opinion expressed below.

Based on the foregoing, and except as expressly noted, the statements, conclusions, and opinions contained in the Registration Statement under the heading "Federal Income Tax Consequences of Owning Our Units" constitute our opinion unless otherwise noted. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of the units, insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unit holders relating to the ownership and disposition of the units.

Our opinion extends only to matters of law and legal conclusions with respect to the general federal income tax consequences of owning units in the Company based on the assumptions stated in this opinion, and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Sincerely,

/s/ Lindquist & Vennum P.L.L.P.

Lindquist & Vennum P.L.L.P.